Exhibit 10.3
CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made as of the 17th day of June 2015, by and between MetaStat, Inc., a Nevada corporation with its principal place of business located at 27 Drydock Ave, Boston, MA 02210 (the “Company”), and Oscar Bronsther, with his principal place of business located at 11500 Dahlia Terrace, Potomac, Maryland 20854 (the “Consultant”).

RECITALS

WHEREAS, the Consultant has agreed to make his services available to the Company;

WHEREAS, the Consultant possesses expertise in areas of interest to the Company; and

WHEREAS, the Company desires that it be able to utilize the services of the Consultant and the Consultant is willing to perform such services on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the parties agree as follows:

1.           Term; Termination. This Agreement shall be in effect for a period of twelve (12) months from the date hereof unless terminated by either party upon thirty (30) days prior written notice delivered to the other party (the “Term”); provided, however, the parties agree that cash payments made pursuant to Section 3(a) shall be paid monthly over a period of eighteen months following the date hereof. In addition, in the event of any termination of this Agreement by the Company for any reason, Consultant shall be entitled to all compensation under Section 3 hereof as if he remained a Consultant for the remainder of the Term.  For the avoidance of doubt, upon any such termination, Consultant shall be entitled to the monthly cash payments made pursuant to Section 3(a) hereof for the eighteen month period following the date hereof.

2.           Services. The Consultant shall serve as the Chair, Scientific Advisory Board, and shall perform such services relating to management of the Scientific Advisory Board, gaining access to tumor cohorts for use in analytical and validation studies, supporting scientific and clinical due diligence, participating in fundraising efforts, including introduction of retail investors, and any medical or scientific affairs support commensurate with such role as the Board of Directors or Chief Executive Officer of the Company may reasonably request (the “Services”).

3.           Payment for Services; Vacation. In consideration of the Consultant’s performance of the Services, the Company hereby agrees to pay Consultant as follows:

(a)  $14,444.44 per month payable in cash;

(b)  subject to the terms of the Company’s 2012 Amended and Restated Omnibus Securities and Incentive Plan (the “Plan”), Consultant shall be issued promptly following the date hereof an aggregate of 150,000 stock options pursuant to the Plan, which options shall vest as follows: (i) 50,000 shares underlying such options shall vest upon the closing of $1 million investment by retail investors, introduced by the Consultant, in the next round of financing; (ii) 50,000 shares underlying such options shall vest upon securing delivery of tumor cohort(s) for the purposes of conducting clinical analytical or validation studies; and (iii) 50,000 shares underlying such options shall vest upon expansion of the Scientific Advisory Board to include new Key Opinion Leaders subject to approval by the CEO. Any options issued hereunder will be governed by the Plan and the exercise price per share of such stock options shall be $0.55.  Notwithstanding the foregoing to the contrary, it is acknowledged and agreed that such options, if necessary, may be issued outside the Plan so long as the terms and provisions of the Plan as if such options were actually issued pursuant to the Plan. In addition, Consultant shall have the right to exercise any of such stock options for a period of one hundred eighty (180) days following the expiration or termination of this Agreement.  Any stock options not exercised by such date shall expire and be deemed void and of no further force or effect; and

(c)  reimbursement of all reasonable and necessary documented travel expenses incurred or paid by the Consultant in connection with, or related to, the performance of the Services in accordance with the policies and procedures, and subject to limitations, adopted by the Company from time to time (the “Expenses”). Notwithstanding the foregoing, the Consultant shall not incur total Expenses in excess of five hundred dollars ($500.00) per month without the prior written approval of the Company.

(d)  Consultant shall be entitled to 10-days of vacation time in August 2015 (which shall not in any way affect Consultant’s rights to his monthly payments under Section 3(a) hereof).

4.           Consultant’s Representation. Consultant hereby represents that there are no binding agreements to which the Consultant is a party or by which the Consultant is bound, forbidding or restricting the performance of the Services hereunder.  In addition, the Consultant consents to the Consultant being named as a consultant in various reports, brochures or other documents produced by or on behalf of the Company, including documents filed with the Securities and Exchange Commission and/or the Food and Drug Administration.

5.           Property Ownership. In consideration for the compensation paid to Consultant pursuant to Section 3 above, the Consultant hereby assigns to the Company all right, title and interest in all Work Product which arises from the Services hereunder. “Work Product” shall mean all intellectual property rights, including all trade secrets, U.S. and international copyrights, patentable inventions, discoveries and improvements, and other intellectual property rights, in any documentation, technology or other work product that (a) relates to the Company’s business, and (b) the Consultant conceives or develops during the Term. Work Product shall include all materials, documents, information, and suggestions of every kind and description supplied to Company by Consultant or prepared or developed by Consultant pursuant to this Agreement using Proprietary Information, as that term is defined in Section 6 below shall be the sole and exclusive property of the Company, and Company shall have the right to make whatever use it deems desirable of any such materials, documents, and information.

6.           Proprietary Information. The Consultant acknowledges that the Consultant’s relationship with the Company is one of high trust and confidence and that in the course of his service to the Company and to its clients, the Consultant shall have access to and contact with Proprietary Information developed by the Company.

(a) Consultant shall not, during the Term or at any time thereafter, disclose to others, or use for its benefit or the benefit of others, any Proprietary Information.

(b) For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company or by its clients, including, without limitation, any invention, formula, vendor information, customer information, apparatus, device design, equipment, trade secret, process, research, report, technical data, know-how, clinical trial design, computer program, software, software documentation, hardware design, technology, marketing or clinical or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of his service as a consultant to the Company.

(c) The obligations under this Section 6 shall not apply to any information that (i) is or becomes known to the Consultant and/or the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 6, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, (iii) is approved for release by written authorization of Company, or (iv) is legally required to be disclosed provided the Consultant provides the Company with not less than thirty (30) days’ prior written notice of such requirement and consults with the Company on the advisability of taking legally available steps to resist or narrow such request and reasonably cooperate with the Company to do the same.

(d) Upon termination of this Agreement or at any other time upon request by the Company, the Consultant shall promptly deliver to the Company all Company records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company.

(e) Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

7.           Independent Contractor. The Consultant shall be deemed at all times to be an independent contractor and shall be wholly responsible for the manner in which he performs the services required of him by the terms of this Agreement.  Consultant shall, at Company’s expense, be available for in-person meetings at the Company’s offices as reasonably requested by Company; otherwise, Consultant shall be solely responsible for providing all facilities, computers and other equipment necessary to provide the services hereunder.   Consultant shall be liable for any grossly negligent or intentionally wrongful act or omission of Consultant, and nothing contained in this Agreement shall be construed as creating the relationship of employer and employee between the Consultant and the Company.

8.           Indemnification and Insurance.  Except to the extent resulting from the grossly negligent or intentionally wrongful acts or omissions of Consultant, Company shall indemnify and hold Consultant harmless from any and all claims, liabilities, damages, losses, costs and expenses of whatever nature, including legal fees and expenses, incurred or arising from or I in connection with the provision of the services.   Company covenants and agrees that at all times during which this Agreement is in effect it shall have and maintain Directors and Officers Liability and Errors and Omissions insurance policies, or equivalents thereof, each in a form and scope reasonably acceptable to, and having limits reasonably acceptable to, Consultant, which policies shall cover, among other risks, the acts and omissions of Consultant.

 9.           Lock-Up. In connection with any public offering that may be undertaken by the Company, Consultant hereby agrees to enter into a standard “lock-up” agreement with the underwriters of the offering with respect to securities of the Company owned by Consultant in the form requested by such underwriters and signed by other insiders of the Company.

10.           Assignment.  It is understood and agreed that the services to be performed by the Consultant under this Agreement are personal in character and neither this Agreement nor any duties or obligations hereunder shall be assigned or delegated by the Consultant without prior approval by the Company.

11.           Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other.

12.           Severability. If any term or provision of this Agreement shall be found to be illegal or unenforceable by a court of competent jurisdiction, the remaining provisions will nevertheless continue in full force and effect without being impaired or invalidated in any way.

13.           Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York without giving effect to any conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

14.           Entire Agreement: Modifications. This Agreement constitutes the entire agreement between the parties regarding the subject matters set forth herein and supersedes any and all prior and contemporaneous agreements, representations, and understandings of the parties, whether written or oral, regarding such matters.  This Agreement may not be changed, modified, amended or supplemented except by written instrument signed by both parties.

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IN WITNESS WHEREOF, the parties have executed the Agreement as of the day and year first written above.

METASTAT, INC.	Consultant
By: /s/ Douglas Hamilton Name: Douglas Hamilton Title: CEO	By: /s/ Oscar Bronsther Name: Oscar Bronsther Title: Consultant